EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-101477 pertaining to the 2002 Nonqualified Stock Incentive Plan, Nos. 333-21537, 333-59701 and 333-63682 pertaining to the Employee Stock Purchase Plan and Nos. 333-26763, 333-59705, 333-83429 and 333-63684 pertaining to the Amended and Restated 1996 Stock Incentive Plan of Biosite Incorporated of our report dated January 23, 2003, with respect to the financial statements of Biosite Incorporated included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

ERNST & YOUNG LLP

San Diego, California
March 26, 2003